       As filed with the Securities and Exchange Commission on February 6, 1997
                                                         Registration No. 20755

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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ---------------------

                                  AMENDMENT NUMBER 1
                                         TO
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                 --------------------

                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                (Exact name of registrant as specified in its charter)


         MARYLAND                                          84-1259577
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)
                                 -------------------

1873 SOUTH BELLAIRE STREET, 17TH FLOOR                TERRY CONSIDINE
DENVER, COLORADO  80222                     CHAIRMAN OF THE BOARD OF DIRECTORS
(303) 757-8101                           1873 SOUTH BELLAIRE STREET, 17TH FLOOR
(Address, including zip code, and                DENVER, COLORADO  80222
telephone number, including area                      (303) 757-8101
code, of registrant's principal        (Name, address, including zip code, and
executive offices)                     telephone number, including area code,
                                                 of agent for service)

                                 --------------------

                                       COPY TO:
                                 ROD A. GUERRA, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER  & FLOM LLP
                                300 SOUTH GRAND AVENUE
                            LOS ANGELES, CALIFORNIA  90071
                                    (213) 687-5000
                                  ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /x/

                                ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS

                                    193,676 Shares

                   APARTMENT  INVESTMENT  AND  MANAGEMENT  COMPANY

                                 CLASS A COMMON STOCK

    This Prospectus relates to the offer and sale from time to time by Pacific Multi-Family Group, L.P., a Texas limited partnership (the "Selling Stockholder") of up to 193,676 shares of Class A Common Stock, par value
$.01 per share (the "Class A Common Stock" or the "Securities"), of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), as described herein under "Selling Stockholder." AIMCO will not receive any proceeds from the sale of such shares of Class A Common Stock.

    The Class A Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "AIV". On January 27, 1997, the last reported sale price of the Class A Common Stock on the NYSE was $26.75 per share.

    The Selling Stockholder may sell the Class A Common Stock offered hereby from time to time on the NYSE or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. See "Plan of Distribution."

                                     ------------

              SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN FACTORS
                RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

                                     -----------

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                   SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                     EXCHANGE COMMISSION OR ANY STATE SECURITIES
                        COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.  ANY
                            REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                                      ----------


                   The date of this Prospectus is February 6, 1997

                                AVAILABLE INFORMATION

    AIMCO is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Room 3190, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    AIMCO has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by AIMCO with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

    (i)  Annual Report on Form 10-K for the year ended December 31, 1995;

    (ii) Quarterly Reports on Form 10-Q for each of the quarterly periods ended March 31, 1996, June 30, 1996 and September 30, 1996 (and Amendment No. 1 thereto);

    (iii) Current Reports on Form 8-K dated December 29, 1995 (and Amendment No. 1 thereto), January 1, 1996 and November 21, 1996 (and Amendment No 1 thereto), December 19, 1996; and

    (iv) the description of the Class A Common Stock which is contained in a Registration Statement on Form 8-A filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by AIMCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    Copies of all documents which are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request. Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, Attention: Corporate Secretary, telephone number (303) 757-8101.

                                      ---------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by AIMCO or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                                  TABLE OF CONTENTS
                                                                            PAGE
Available Information..........................................................2
Incorporation of Certain Documents by Reference................................2
Table of Contents..............................................................3
The Company....................................................................4
Risk Factors...................................................................4
Use of Proceeds...............................................................12
Selling Stockholders..........................................................12
Plan of Distribution..........................................................12
Certain Federal Income Tax Considerations.....................................14
Legal Matters.................................................................24
Experts.......................................................................25

                                      THE COMPANY

    Apartment Investment and Management Company, a Maryland corporation
("AIMCO" and, together with its subsidiaries and other controlled entities, the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, acquisition, development, expansion and management of multifamily apartment properties. AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries conduct substantially all of the operations of AIMCO. As of December 31, 1996, AIMCO held approximately an 81% interest in the Operating Partnership. Through its controlling interests in the Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Subsidiary Partnerships"), the Company owns or controls multifamily apartment properties (the "Owned Properties") and manages other multifamily apartment properties (the "Managed Properties").

    As of December 31, 1996, the Company had 94 Owned Properties containing 23,764 units and 138 Managed Properties, including 2,815 apartment units managed for affiliates and 16,225 apartment units managed for over 100 third parties. The Company's third-party property and asset management business is principally conducted by Property Asset Management Services, L.P., a Delaware limited partnership ("PAMS LP"). The Operating Partnership owns a 1% interest in, and is the general partner of, PAMS LP. The sole limited partner of PAMS LP is Property Asset Management Services, Inc., a Delaware corporation ("PAMS Inc." and, together with PAMS LP, the "Management Subsidiaries"), which owns a 99% interest in PAMS LP. AIMCO's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, and its telephone number is (303) 757-8101.

                                     RISK FACTORS

    An investment in shares of Class A Common Stock involves various risks. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, potential investors should consider, among other things, the following factors.

FINANCING RISKS

    DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company is subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. The Company has outstanding indebtedness, substantially all of which is secured by Owned Properties and other assets of the Company, including borrowings outstanding from time to time under the Company's credit facility with Bank of America National Trust and Savings Association (the "Credit Facility"). If the Company does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow. If the Company is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities.

In addition, if the Company is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to the Company.

    RISK OF RISING INTEREST RATES. Certain of the Company's borrowings, including borrowings under its Credit Facility, bear interest at a variable rate. Increases in interest rates could increase the Company's interest expense and adversely affect cash flow.

POSSIBLE CONFLICT OF INTERESTS; TRANSACTIONS WITH AFFILIATES

    Prior to February 1996, in order to accommodate the qualification of AIMCO as a REIT, four of AIMCO's executive officers, Terry Considine, Peter Kompaniez, Steven Ira and Robert Lacy, collectively, held a 5% beneficial interest in each of four regional business trusts (the "Service Trusts"). The Service Trusts owned four corresponding regional limited liability companies (the "Service LLCs") through which the Company's third-party property and asset management business was then principally conducted. In February 1996, the Operating Partnership and Messrs. Considine, Kompaniez, Ira and Lacy contributed their respective interests in the Service Trusts to PAMS Inc. in exchange for 950,000 shares of non-voting preferred stock of PAMS Inc., in the case of the Operating Partnership, and 50,000 shares of common stock of PAMS Inc., in the case of Messrs. Considine, Kompaniez, Ira and Lacy. In April 1996, the Service Trusts were dissolved and their interests in the Service LLCs were distributed to PAMS Inc. In May 1996, the four Service LLCs were merged into PAMS LP, with PAMS LP as the surviving entity. Consequently, the Company's property management and asset management business is now conducted principally through PAMS Inc. and PAMS LP. The four officers' aggregate share of income in the four Service Trusts was a loss of less than $5,000 for the period from AIMCO's initial public offering on July 29, 1994 (the "Initial Offering") to December 31, 1994 and such income did not exceed $2,000 for the 1995 fiscal year. However, because Messrs. Considine and Kompaniez are officers and directors of AIMCO, and because Messrs. Ira and Lacy are officers of AIMCO, conflicts of interest may arise for such persons in transactions involving PAMS Inc. or PAMS LP. For example, in connection with the Company's September 1995 reorganization of ownership interests in certain of its subsidiaries (including the Service Trusts and the Service LLCs), Messrs. Considine, Kompaniez, Ira and Lacy made additional contributions to the Service Trusts to maintain their 5% aggregate interests in the Service Trusts. Although the Company believes such additional contributions were made on terms that were fair to the Company and the Service Trusts, the Company did not obtain independent valuations of the Service Trusts and there can be no assurance that the contributions to the Service Trusts by Messrs. Considine, Kompaniez, Ira and Lacy were made in amounts which reflected the market value of their interests.


    In addition, PAMS LP provides property management services with respect to certain Managed Properties in which Messrs. Considine and Ira and other officers of AIMCO have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arm's-length basis, the Company believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to the Company.

REAL ESTATE RISKS

     GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. The Company's income from its Owned Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the Company to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). The Company's income from its Owned Properties would also be adversely affected if a significant number of tenants were unable to pay rent or apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as mortgage payments, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If the Company's Owned Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the Company's income and its ability to make distributions to holders of Class A Common Stock will be adversely affected. Many of the factors that could adversely affect the Company's income from its Owned Properties could also adversely affect the Company's income from its Managed Properties by reducing gross receipts for such properties.

    ILLIQUIDITY OF REAL ESTATE.   Real estate investments may be illiquid and,
therefore, could tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of AIMCO, as a REIT, to sell properties held for fewer than four years.

    OPERATING RISKS.   The Company's Owned Properties and Managed Properties
are subject to operating risks common to multifamily apartment properties in general. These risks may adversely affect the Company's cash flow from operations. For example, increases in unemployment in the areas in which Owned Properties or Managed Properties are located may adversely affect multifamily apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics may also limit the extent to which rents may be increased without decreasing occupancy rates.

    COMPETITION.   There are numerous housing alternatives that compete with
the Company's Owned Properties and Managed Properties in attracting residents. The Company's properties compete directly with other multifamily rental apartments and single family homes that are available for rent in the markets in which the Company's properties are located. The Company's properties also compete for residents with new and existing homes and condominiums. The number of competitive properties in a particular area could have a material effect on the Company's ability to lease apartment units at its properties and on the rents charged. Numerous real estate companies compete with the Company in acquiring, developing and managing multifamily apartment properties and seeking tenants to occupy their properties. In addition, numerous property management companies compete with the Company in the markets where the Managed Properties are located.

    CHANGE IN LAWS.   Changes in laws increasing the potential liability for
environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures, which would adversely affect the Company's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs in particular markets.

    RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS.   Under the
Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of the Company believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, the Company is likely to incur additional costs to comply with the ADA and FHAA.

ACQUISITION AND DEVELOPMENT RISKS

    The Company has engaged in, and intends to continue to engage in, selective acquisition, development and expansion of multifamily apartment properties and the selective acquisition of, or investment in, companies that own or manage multifamily apartment properties. In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and that the costs of property improvements. Risks associated with the Company's past and future acquisitions of general partnership interests include the risks that the general partner will be liable for breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable;
that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs.
Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. For example, in order to qualify as a REIT, at least 95% of AIMCO's gross income in any year must be derived from qualifying sources and AIMCO must make distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Although AIMCO believes that it has operated since the Initial Offering in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Certain Federal Income Tax Considerations." Although AIMCO is not aware of any pending tax legislation that would adversely affect AIMCO's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

    AIMCO has received an opinion of Skadden, Arps, Slate, Meagher and Flom
LLP, tax counsel to AIMCO, concerning the qualification of AIMCO as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations by AIMCO (including the value of the Management Subsidiaries and of the Operating Partnership's ownership interests therein and other items regarding AIMCO's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").

    If in any taxable year AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, AIMCO might need to borrow funds or liquidate certain investments in order to pay the applicable tax and AIMCO would not be compelled to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the Board of Directors of AIMCO to revoke the REIT election. See "Certain Federal Income Tax Considerations."

    AIMCO has also received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP stating that the Subsidiary Partnerships in which AIMCO has ownership interests are properly treated as partnerships for Federal income tax purposes. The opinion is expressed based upon facts, representations and assumptions as of its date and, with respect to certain matters of local law, relies on opinions of local counsel. Skadden, Arps, Slate, Meagher & Flom LLP is under no obligation to advise holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. If the IRS were to challenge successfully the tax status of any of the Subsidiary Partnerships as partnerships for Federal income tax purposes, such Subsidiary Partnerships would be treated as associations taxable as corporations. As a consequence, the character of AIMCO's assets and items of gross income would change and thereby preclude AIMCO from qualifying as a REIT. In addition, the imposition of a corporate tax on the Subsidiary Partnerships would reduce the amounts that the

Subsidiary Partnerships could distribute to the Operating Partnership and AIMCO, and that AIMCO could then distribute to the holders of Class A Common Stock.
See "Certain Federal Income Tax Considerations."

    In addition, certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of the Management Subsidiaries without jeopardizing AIMCO's qualification as a REIT. See "Certain Federal Income Tax
Considerations."

OWNERSHIP LIMIT

    In order for AIMCO to maintain its qualification as a REIT, not more than 50% of the value of its outstanding stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code). AIMCO's Articles of Incorporation prohibit direct or constructive ownership of shares of Class A Common Stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the combined total of outstanding shares of AIMCO's Class A Common Stock and Class B Common Stock by any person (the "Ownership Limit"). The constructive ownership rules are complex and may cause shares of AIMCO's Class A Common Stock or Class B Common Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. AIMCO's Board of Directors may permit ownership of up to 9.8% of the combined total of outstanding shares of AIMCO's Class A Common Stock and Class B Common Stock by a particular stockholder if it is satisfied, based upon the advice of tax counsel or other evidence or undertaking acceptable to it, that ownership in excess of the limit will not jeopardize AIMCO's status as a REIT. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limit may be void under some circumstances or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by AIMCO, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares.

RISKS OF THIRD-PARTY MANAGEMENT BUSINESS AND OWNERSHIP STRUCTURE

    Risks associated with the management of properties owned by third parties include risks that management contracts (which are generally cancelable upon 30 days' notice or upon certain events, including the sale of the property) will be terminated by the property owner or will be lost in connection with a sale of the property; that contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms; and that the rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in the Company's management fees. If significant numbers of contracts are terminated or are not renewed, the Company's net income from fee management operations could be adversely affected. The owner of substantially all of the commercial properties that are managed by the Company has indicated that it intends to dispose of such properties over a period of time. Upon any such disposition, it is not likely that the Company would continue to manage these properties. The loss of management fee revenues from such properties would adversely affect the Company's income from its third-party property management business.

    PAMS Inc. and the Operating Partnership own 99% and 1%, respectively, of PAMS LP, through which the Company's property management business is principally conducted. PAMS Inc. also owns 100% of PAM Consolidated Assurance Company, Ltd., a Bermuda insurance company ("PCA"). The Operating Partnership is the general partner of PAMS LP and is therefore responsible for the management of PAMS LP. However, all of the voting stock of PAMS Inc. is owned by Messrs. Considine, Kompaniez, Ira and Lacy. Consequently, the Company does not have the ability to elect any directors of PAMS Inc. (or the board of directors or officers of PCA) or to influence the day-to-day decisions and other actions of PAMS Inc. or PCA, and Messrs. Considine, Kompaniez, Ira and Lacy could cause PAMS Inc. or PCA to take actions that are adverse to the Company's interests. See "Risk Factors--Possible Conflict of Interests; Transactions with Affiliates" and "Certain Federal Income Tax Considerations."

DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

    Although each of Messrs. Considine, Kompaniez, Ira and Lacy has entered into employment agreements with the Company, the loss of any of their services could have an adverse effect on the operations of the Company. In addition, although Messrs. Considine, Kompaniez, Ira and Lacy have had substantial multifamily real estate experience over the past 20 years, during the real estate recession of the late 1980's and early 1990's, a number of real estate investments in which they were involved produced unfavorable results. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties and six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine. In addition, in the late 1980s and early 1990s, three multifamily apartment properties located in Colorado that were owned by partnerships in which Mr. Ira had a general partnership interest could not meet their debt payments, and were foreclosed upon by their respective lenders, causing a pre-tax loss of approximately $3.2 million to investors. Mr. Ira was not the managing general partner of two of these partnerships.

    The downturn in the real estate markets in the late 1980s and early 1990s also adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the Initial Offering, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to the Company.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation and management of the Owned Properties and other real properties, including the Managed Properties, the Company could be potentially liable for such costs.

    Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership, operation and management of properties, the Company could be potentially liable for those costs. There are ACMs at certain of the Owned Properties and there may be ACMs at certain of the Managed Properties. The Company has developed and implemented operations and maintenance programs that establish operating procedures with respect to the ACMs at the Owned Properties.

    Certain of the Owned Properties are, and some of the Managed Properties may be, located on or near properties that have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the Owned Properties and Managed Properties. In addition, the Company's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The remediation of the landfill gas is now substantially complete. The environmental authorities have preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingent plan of passive methane gas venting may be implemented. The Company believes the costs of such further limited action, if any, will not be material. Testing has also been conducted on Montecito to determine whether, and to what extent, groundwater has been impacted. Test reports have indicated that the groundwater is not contaminated at actionable levels.

    All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants. The audits did not reveal, nor is the Company aware of, any environmental liability relating to such properties that the Company believes would have material adverse effect on the Company's business, assets or results of operations. Nevertheless, it is possible that the Company's audits did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Although the Managed Properties may not have been subject to Phase I or similar environmental audits by independent environmental consultants, the Company is not aware of any environmental liability relating to the Managed Properties that it believes would have a material adverse effect on its business, assets or results of operations.

                                   USE OF PROCEEDS

    The Selling Stockholders (as defined below) will receive all of the net proceeds from the sale of shares of Class A Common Stock offered hereby. The Company will not receive any proceeds from the sale of such shares.

                                 SELLING STOCKHOLDERS

    This Prospectus relates to periodic offers and sales of up to 193,676 shares of Class A Common Stock by Pacific Multi-Family Group, L.P., a Texas limited partnership (the "Selling Stockholder"). Pursuant to a registration rights agreement, AIMCO is obligated to register under the Securities Act shares of Class A Common Stock held by the Selling Stockholder. As of the date hereof, the Selling Stockholder owns 193,676 shares of Class A Common Stock, all of which may be offered hereby. The Selling Stockholder does not hold any position, office and has not had any other material relationship with the Company, or any of its predecessors or affiliates, during the past three years.

    The Selling Stockholder has pledged all of its 193,676 shares of Class A Common Stock to Coastal Banc, ssb, a state savings bank ("Coastal), to secure certain loans. Such shares may be sold hereunder by Coastal in the event of a default on such loans.

     Because the Selling Stockholder may sell some or all of the shares of Class A Common Stock offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares of Class A Common Stock that will be held by the Selling Stockholder upon termination of any offering made hereby. If all of the shares offered hereby are sold, the Selling Stockholder will not own any of the outstanding shares of Class A Common Stock.

                                 PLAN OF DISTRIBUTION

    This Prospectus relates to the offer and sale from time to time by the Selling Stockholder of up to 193,676 shares of Class A Common Stock. The Class A Common Stock may be sold from time to time by the Selling Stockholder. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on the NYSE, or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or at negotiated prices. Some or all of the shares of Class A Common Stock may be sold through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholder and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). If necessary, a supplemental Prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the Selling Stockholder and/or purchasers of the Class A Common Stock may arrange for other brokers or dealers to participate. In addition, any of the Class A Common Stock covered by this Prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

    If shares of Class A Common Stock are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

    The Company has agreed to pay all expenses in connection with the registration and sale of the Class A Common Stock being offered hereby, other than discounts or commissions payable to brokers or dealers, the fees and expenses of counsel or other advisors to the Selling Stockholder, and other selling expenses, all of which will be paid by the Selling Stockholder.


    The Selling Stockholder and any underwriter, broker or dealer who acts in connection with the sale of the Class A Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Class A Common Stock as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

    In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    Coastal currently holds 193,676 shares of Class A Common Stock as collateral security for certain loans. Such shares may be sold hereunder by Coastal in the event of a default on such loans. Upon repayment of such loans, or under certain other circumstances, such shares of Class A Common Stock may be released by Coastal and may then be sold hereunder by the Selling Stockholder.

    Pursuant to a registration rights agreement between the Company and the Selling Stockholder, the Company has agreed to indemnify the Selling Stockholder, each of its respective officers and directors and any person who controls such Selling Stockholder, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

                      CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material Federal income tax considerations regarding an investment in Securities of the Company is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that are subject to special treatment under the Federal income tax laws.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF AIMCO

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    AIMCO has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue to operate in such a manner. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, commencing with AIMCO's taxable year ending December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation, and its actual method of operation since formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by AIMCO as to factual matters (including representations of AIMCO concerning its business and properties as set forth in this Prospectus). The opinion is expressed as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

    If AIMCO qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, AIMCO will be subject to Federal income tax as follows: First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. AIMCO's Articles of Incorporation provide certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above.

    To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

    INCOME TESTS. In order to maintain qualification as a REIT, AIMCO annually must satisfy three gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of AIMCO's gross income for each taxable year.

    Rents received by the AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

    The Management Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to AIMCO through the Operating Partnership's general partnership interest in PAMS LP. Such fee and other income generally will not qualify under the 95% gross income test. AIMCO also expects to indirectly receive distributions from the Management Subsidiaries through PAMS Inc. that will be classified as dividend income to the extent of the earnings and profits of PAMS Inc. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

    If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of AIMCO, cash, cash items and U.S. government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

    AIMCO indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. AIMCO believes that its indirect ownership interest in PAMS Inc. qualifies under these rules. Skadden, Arps, Slate, Meagher & Flom LLP, in rendering its opinion as to the qualification of AIMCO as a REIT, has relied on representations of AIMCO as to the value of the Operating Partnership's total assets and the value of the Operating Partnership's interest in PAMS Inc. No independent appraisals have been obtained to support AIMCO's conclusions as to the value of the Operating Partnership's interest in PAMS Inc., and this value is subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Operating Partnership's ownership interest in PAMS Inc. disqualifies AIMCO from treatment as a REIT.

    AIMCO's indirect interests in the Operating Partnership and other
Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    ANNUAL DISTRIBUTION REQUIREMENTS. AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that AIMCO, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of AIMCO. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, AIMCO will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

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


TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. Substantially all of AIMCO's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Taxation of AIMCO -- Ownership of Partnership Interests."

    ENTITY CLASSIFICATION. AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Taxation of AIMCO -- Asset Tests" and "-- Taxation of AIMCO -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Taxation of AIMCO -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, which opinion is based upon certain assumptions and representations by AIMCO and on opinions of local counsel with respect to matters of local law, each of the Subsidiary Partnerships will be treated as a partnership for Federal income tax purposes. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Class A Common Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of counsel, however, is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of these entities as partnerships for Federal income tax purposes.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties).

Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the Operating Partnership of the cash proceeds received in any offerings of its stock.

    In general, certain holders of OP Units will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership or the Subsidiary Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Taxation of AIMCO -- Annual Distribution Requirements."

    With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES. AIMCO's share of any gain realized by the Operating Partnership or a Property Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

    A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Subsidiaries, through dividends paid on the non-voting preferred stock of PAMS Inc. held by the Operating Partnership, distributions paid to the Operating Partnership as the general partner of PAMS LP and interest paid by PAMS Inc. on certain installment notes held by the Operating Partnership. PAMS Inc. will not qualify as a REIT and will pay Federal, state and local income taxes on its taxable income at normal corporate rates. The Management Subsidiaries intend to claim annual deductions for interest and amortization. No assurance can be given that the IRS will not challenge such deductions. Any Federal, state or local income taxes that PAMS Inc. is required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the IRS, distributions by AIMCO to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by AIMCO may be treated as UBTI to certain domestic private pension trusts if AIMCO is treated as a "pension-held REIT." AIMCO believes that it is not, and does not expect to become, a "pension-held REIT." If AIMCO were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of AIMCO's stock.

TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of AIMCO's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of AIMCO. In cases where the dividend income from a Non-U.S. Holder's investment in stock of AIMCO is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTIONS. Unless AIMCO stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO stock constitutes a USRPI, such distributions will be subject to 10% withholding and, to the extent such distributions exceed a stockholder's basis in his or her AIMCO stock, such distributions will be taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35%.


    CAPITAL GAIN DIVIDENDS. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF AIMCO. Unless AIMCO's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of AIMCO's stock will not be subject to taxation under FIRPTA. Because AIMCO's stock will be publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

    If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which AIMCO's Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of AIMCO's outstanding stock at all times during a specified testing period.

    If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of AIMCO is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or
(ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. Stock of AIMCO owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. AIMCO must report annually to the IRS and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on stock of AIMCO to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of AIMCO to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the IRS.

    These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Class A Common Stock could be changed by future regulations. On April 15, 1996, the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of Class A Common Stock.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSEQUENCES. Prospective investors should recognize that the present Federal income tax treatment of an investment in AIMCO may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in AIMCO.

    STATE AND LOCAL TAXES. AIMCO and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in AIMCO.

                                    LEGAL MATTERS

    Certain tax matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Class A Common Stock offered hereby will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to Maryland law will be passed upon for AIMCO by Piper & Marbury L.L.P. Certain matters as to Florida law will be passed upon for AIMCO by Shumaker, Loop & Kendrick, Tampa, Florida.

                                       EXPERTS

    The consolidated financial statements of Apartment Investment and Management Company and the combined financial statements of the AIMCO Predecessors included in Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Historical Summaries of Gross Income and Direct Operating Expenses of Somerset Village Apartments for the years ended December 31, 1995 and 1994 and the period from June 10, 1993 through December 31, 1993, and the Combined Historical Summaries of Gross Income and Direct Operating Expenses of Sycamore Creek Apartments and Tustin Woods Apartments for the year ended December 31, 1995, included in Apartment Investment and Management Company's Current Report on Form 8-K, dated November 21, 1996, have been audited by Ernst & Young LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summaries are included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined statement of revenues and certain expenses of the GECC Properties (as defined in the notes thereto) included in Apartment Investment and Management Company's Current Report on Form 8-K dated December 29, 1995 (as amended), has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference. The statement of revenues and certain expenses of the Peachtree Park Apartments included in Apartment Investment and Management Company's Current Report on Form 8-K dated January 1, 1996, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereon included therein and incorporated herein by reference. Such statements have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    Any financial statements and schedules hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and incorporated by reference in this Prospectus that have been examined and are the subject of a report by independent accountants will be so incorporated herein by reference in reliance upon such reports given and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

    The estimated expenses (all of which are to be paid by the Company), other than underwriting discounts and commissions, in connection with the offering of the Class A Common Stock, are as follows:

Registration Fee -- Securities and Exchange Commission..............     $ 1,563
Printing and Engraving Expenses.....................................     $ 1,000
Legal Fees and Expenses (other than Blue Sky).......................     $ 7,000
Accounting Fees and Expenses........................................     $ 5,000

Miscellaneous.......................................................           0
                                                                      ----------
       TOTAL........................................................     $14,563
                                                                      ----------
                                                                      ----------
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Charter limits the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

    The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; PROVIDED, HOWEVER, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

         The Company has entered into agreements with certain of its executive officers (Messrs. Considine, Kompaniez, Ira and Lacy, and Ms. Morein and Ms. Heath), pursuant to which the Company has agreed to indemnify such executive officers to the fullest extent permitted by applicable law.

         The Agreement of Limited Partnership (the "Operating Partnership Agreement") of AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as the previous general partner of the Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership, as set forth in the Operating Partnership Agreement.

         Section 2.8 of the Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (the "Plan"), Section 2.8 of the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of The 1994 Stock Option Plan of Apartment Investment and Management Company and Affiliates (the "1994 Plan"), specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of the Company (the "Board"), the Compensation Committee of the Board and each of the directors, officers and employees of the Company, any Company subsidiary, the Operating Partnership and any subsidiary of the Operating Partnership shall be held harmless and indemnified by the Company for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

ITEM 16.  EXHIBITS.

    5.1 Opinion of Piper & Marbury L.L.P. regarding the validity of the Class A Common Stock offered hereby.
    8.1  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
   23.1  Consent of Ernst & Young LLP.
   23.2  Consent of Arthur Andersen LLP.
   23.3  Consent of Piper & Marbury L.L.P. (included in their opinion filed as
         Exhibit 5.1).
   23.4 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).
   23.5  Consent of Shumaker, Loop & Kendrick.
   24    Power of Attorney (included on the signature page hereof).

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment
Number 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 6th day of February, 1997.



                             APARTMENT INVESTMENT AND
                             MANAGEMENT COMPANY

                                  By:   /s/ TERRY CONSIDINE*
                                      -------------------------------
                                  Terry Considine,
                                  Chairman of the Board, President
                                  and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                TITLE                              DATE
         ---------                -----                              ----

/s/ TERRY CONSIDINE*    Chairman of the Board, President and   February 6, 1997
-------------------     Chief Executive Officer (Principal
    Terry Considine     Executive Officer)

/s/ LEEANN MOREIN*      Senior Vice President, Chief Financial February 6, 1997
------------------      Officer and Secretary (Principal
    Leeann Morein       Financial Officer)

/s/ PATRICIA HEATH*     Vice President and Chief               February 6, 1997
-------------------     Accounting Officer (Principal
    Patricia Heath      Accounting Officer)

/s/ PETER K. KOMPANIEZ* Vice Chairman and Director             February 6, 1997
----------------------
    Peter K. Kompaniez

/s/ RICHARD S. ELLWOOD* Director                               February 6, 1997
----------------------
    Richard S. Ellwood

/s/ J. LANIS MARTIN*    Director                               February 6, 1997
--------------------
    J. Landis Martin

/s/ THOMAS L. RHODES*   Director                               February 6, 1997
---------------------
    Thomas L. Rhodes

/s/ JOHN D. SMITH*      Director                               February 6, 1997
---------------------
    John D. Smith

* By /s/ TERRY CONSIDINE
     -------------------
      Terry Considine
     Attorney-in-Fact

                                    EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                             -----------
  5.1         Opinion of Piper & Marbury L.L.P. regarding the validity of the
              Class A Common Stock offered hereby.
  8.1         Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
 23.1         Consent of Ernst & Young LLP.
 23.2         Consent of Arthur Andersen LLP.
 23.3         Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1).
 23.4         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).
 23.5         Consent of Shumaker, Loop & Kendrick.
 24           Power of Attorney (included on the signature page hereof).